Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No.’s 333-105318, 333-105317,333-101320, 333-100763, 333-43574, 333-57782, 333-79573, 333-79553, 333-56905, 333-39747 and 333-28725, 333-918) and on Form S-3 (No.’s 333-79659, 333-58659, 333-48513, 333-66120, 333-19601 and 333-39747) of Advent Software, Inc. of our report dated March 11, 2004, relating to the consolidated financial statements, which appear in Advent Software, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the incorporation by reference of our report dated March 11, 2004, relating to the financial statement schedule, which appears in such annual report on Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP
San Jose, California
March 12, 2004